Exhibit 99.9

Tejon Ranch Company Announces Commencement of Rights Offering to Stockholders

TEJON RANCH, California, October 4, 2017 — Tejon Ranch Co. (NYSE-TRC) — Tejon Ranch Co. (“Tejon”) announced today that it has commenced the previously announced rights offering to raise gross proceeds of up to approximately $75 million. Under the terms of the rights offering, Tejon has distributed, at no charge, to the holders of its common stock as of 5:00 p.m., New York time, on October 4, 2017, one transferable subscription right for each share of Tejon common stock then owned. Each subscription right entitles the holder to purchase 0.20 shares of common stock using a purchase price of $18.00 per whole share.

The rights offering also includes an over-subscription privilege, which entitles a stockholder who exercises all of its basic subscription privilege in full the right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right. If there are not enough unsubscribed shares to honor all requests under the over-subscription privilege, Tejon may, at its discretion, elect to issue up to an additional 833,333 of over-allotment shares to honor requests under the over-subscription privilege. If the over-allotment shares are issued maximum gross proceeds in the offering would be approximately $90 million.

The subscription period for the rights offering is expected to expire at 5:00 p.m., New York time, on October 27, 2017. The shares issued in connection with the rights offering are listed on the New York Stock Exchange, and the rights are expected to trade on the New York Stock Exchange until the day before the expiration of the subscription period.

The net proceeds of the offering will be used to provide additional working capital for general corporate purposes, including to fund general infrastructure costs and the development of buildings at Tejon Ranch Commerce Center, to continue forward with entitlement and permitting programs for the Centennial at Tejon Ranch and Grapevine at Tejon Ranch communities and costs related to the preparation of the development of Mountain Village at Tejon Ranch.

Stockholders who hold their shares directly will receive a prospectus supplement, together with a letter from Tejon and other materials describing the rights offering. Those wishing to exercise their rights should review all materials, properly complete and execute the subscription rights certificate and deliver it and payment in full to the subscription agent, Computershare:

If Delivering by Overnight Courier: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 250 Royall Street Suite V Canton, MA 02021	If Delivering by Mail: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

(888) 565-5190 (Toll Free)

Holders of subscription rights whose shares are held in street name through a broker, custodian bank or other nominee must instruct their broker, custodian bank or nominee whether or not to exercise subscription rights on their behalf. Those wishing to obtain a separate subscription rights certificate should promptly contact their broker, custodian bank or other nominee with that request, although it is not necessary to have a physical subscription rights certificate to elect to exercise rights if shares are held in street name.

Tejon reserves the right to modify, extend, postpone or cancel the rights offering at any time prior to the closing of the sale of the shares in the offering. Tejon has engaged Georgeson LLC as information agent with respect to the rights offering. A copy of the prospectus or further information regarding the rights offering may be obtained by contacting Georgeson LLC at 1-888-565-5190 (toll free).

Tejon has filed a shelf registration statement (including a prospectus supplement) with the Securities and Exchange Commission (Reg. No. 333-210875). Before you invest, you should read the prospectus supplement and other documents Tejon has filed with the SEC for more complete information about Tejon and the rights offering. This announcement shall not constitute an offer to sell, or the solicitation of an offer to buy the rights or the underlying shares, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Tejon Ranch Co.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include, without limitation, our statements contained above regarding the proposed rights offering, and other statements that are not historical facts. These statements involve risks and uncertainties that could cause actual results and events to differ materially, including the possibility that the rights offering may be delayed or cancelled before it closes. For a discussion of further risks and uncertainties related to Tejon’s business, please refer to our public company reports and the Risk Factors enumerated therein, including our Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent reports, filed with the SEC. Tejon undertakes no duty to update any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statements are based.

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